Exhibit 10.2

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of May 6, 2026 by and among (i) MANSIONS CATERING AND HOTEL LTD, a company incorporated under the laws of the United Kingdom (the “Purchaser”), (ii) Leyong Lin (林楽勇), the shareholder of 100% issued shares of common stock of the Company (the “Seller”), and (iii) Mirai Co., Ltd. (株式会社みらい), a corporation incorporated under the laws of Japan, corporate registration number 0118-01-043165 (the “Company”). The Purchaser, the Seller and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is a Japanese corporation with registered address at Room 1005, Okachimachi Green Heights, 6-1-6 Ueno, Taito-ku, Tokyo, Japan, and has total authorized shares of 10,000 shares of common stock and total issued shares of 60 shares of common stock;

WHEREAS, the Seller is the record and beneficial owner of 45 issued shares of common stock of the Company, representing seventy-five percent (75%) of the issued and outstanding shares of common stock of the Company (the “Shares”), free and clear of all Liens; and

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Shares, upon the terms and subject to the conditions set forth in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

“Action” means any claim, action, suit, audit, arbitration, investigation, inquiry, hearing or other proceeding by or before any Authority, arbitrator or mediator.

“Additional Agreements” means any other agreement and/or instruments that all parties hereto agree to enter into for the transaction contemplated in this Agreement.

“Advisor” means Broad Investment Securities LLC, which has been separately engaged by the Purchaser pursuant to the Advisory Agreement.

“Advisory Agreement” means that certain Acquisition Advisory and Coordination Agreement dated April 15, 2026 by and between the Advisor and the Purchaser (attached hereto as Exhibit A), as the same may be amended, restated or supplemented from time to time, pursuant to which the Advisor agreed to provide certain acquisition advisory, coordination and payment-related services in connection with the Transaction to the Purchaser;

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. With respect to any natural person, the term Affiliate shall also include any member of such person’s immediate family, any family limited partnership, limited liability company or other entity in which such person owns any beneficial interest and any trust, voting or otherwise, of which such person is a trustee or of which such person or any of such person’s immediate family is a beneficiary.

“Agreement” means this Share Purchase Agreement, including all Schedules and Exhibits hereto, as the same may be amended, restated or supplemented from time to time.

“Books and Records” means all books, records, ledgers, accounts, financial records, corporate records, shareholder registers, minute books, employee records, customer lists, contracts, files, correspondence and other records of the Company and its Subsidiaries, whether in written, electronic or other form.

“Business” means the business conducted by the Company as of the date hereof and as of the Closing Date, including the business purposes and activities reflected in the Company’s corporate registry and any other business activities disclosed to the Purchaser.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York and China.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing” means the consummation of the purchase and sale of the Shares pursuant to Article II.

“Closing Date” means the date on which the Closing occurs.

“Company” means Mirai Co., Ltd. (株式会社みらい), a corporation incorporated under the laws of Japan, corporate registration number 0118-01-043165.

“Company Approval” means all approvals, consents, resolutions and other corporate actions of the Company required under applicable Law, the Company’s organizational documents or any Contract to approve and give effect to the transfer of the Shares to the Purchaser, including any required approval under the Company’s share transfer restriction provisions.

“Contracts” means all contracts, agreements, leases, licenses, commitments, purchase orders, invoices, arrangements and other undertakings, whether written or oral, to which the Company is a party or by which it or its assets are bound.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Authority” shall mean any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local, including the Tokyo Legal Affairs Bureau.

“Indebtedness” includes with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interest, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes, liens, mortgages or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, and (g) all guarantees by such Person.

“Intellectual Property” means any and all of the following: (A) U.S., international and foreign patents, patent applications and statutory invention registrations; (B) trademarks, licenses, inventions, service marks, trade names, trade dress, slogans, logos and internet domain names, including registrations and applications for registration thereof; (C) copyrights, including registrations and applications for registration thereof, the software and copyrightable materials; (D) trade secrets, know-how and similar confidential and proprietary information; (E) u.r.l.s, internet domain names and Websites; and (F) any other type of Intellectual Property right in each case which is owned or filed by the Company (or by the Seller with respect to the Company) or any Subsidiaries whether registered or unregistered or domestic or foreign.

“Knowledge of the Company” or “Company’s Knowledge” means, with respect to any matter in question, the actual knowledge of any executive officer of the Company after reasonable inquiry.

“Law” means any statute, law, ordinance, rule, regulation, judgment, order, decree, approval, consent, license, permit or other legally binding requirement of any Authority applicable to any Party, the Company or the Transaction.

“Legal Affairs Bureau” means the competent Legal Affairs Bureau of Japan, including the Tokyo Legal Affairs Bureau, as applicable.

“Lien” means any lien, pledge, mortgage, charge, security interest, encumbrance, claim, option, right of first refusal, transfer restriction, voting agreement, proxy, adverse interest or other restriction of any kind, other than restrictions arising under applicable Law or the Company’s organizational documents that are satisfied or waived prior to Closing.

“Material Adverse Effect” means any change, event, circumstance, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company, or (b) the ability of the Seller or the Company to consummate the Transaction.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the applicable accounting standards used by the Company; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and not incurred in connection with the transactions contemplated by this Agreement; and (d) in the case of Real Property, easements, covenants, rights-of-way, restrictions and other similar encumbrances of record that do not, individually or in the aggregate, materially interfere with the present use or occupancy of such Real Property by the Company or any Subsidiary in the conduct of the Business as currently conducted.

“Person” means an individual, corporation, company, partnership, limited liability company, association, trust or other entity or organization, including any Authority.

“First Installment” means the first installment of the Purchase Price payable in accordance with Section 4.2(1) of the Advisory Agreement, which amount has been paid by the Purchaser prior to the date of this Agreement and shall be credited against the Purchase Price.

“Second Installment” means the second installment of the Purchase Price payable in accordance with Section 4.2(2) of the Advisory Agreement, subject to the satisfaction of the conditions set forth in Section 2.3(c).

“Third Installment” means third installment of the Purchase Price payable in accordance with Section 4.2(3) of the Advisory Agreement, subject to the satisfaction of the Post-Closing Payment Conditions set forth in Section 2.3(d) and subject further to the Purchaser’s rights of withholding, reduction, set-off and adjustment under this Agreement.

“Management Arrangement” means the post-Closing management structure and transition management arrangement described in Section 6.8, including the establishment of a general manager responsibility system and, if requested by the Purchaser, the entry into a business management entrustment agreement with a third-party management company in Japan.

“Purchase Price” means the aggregate purchase price payable by the Purchaser to the Seller for the Shares, being the consideration amount set forth in Section 3.2 of the Advisory Agreement, subject to adjustment or credit as expressly set forth herein. The Seller acknowledges that it has reviewed and agrees to such consideration amount for purposes of this Agreement.

“Shares” means 45 issued shares of common stock of the Company, representing seventy-five percent (75%) of the issued and outstanding shares of common stock of the Company, which is currently owned by the Seller, free and clear of any Liens.

“Post-Closing Payment Conditions” has the meaning set forth in Section 2.3(d).

“Purchaser” means MANSIONS CATERING AND HOTEL LTD, a company organized under the laws of the United Kingdom.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of the use thereof; and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Seller” means Leyong Lin (林楽勇), the 100% owner of the Company.

“Shareholder Register” means the shareholder register (株主名簿) of the Company maintained in accordance with applicable Japanese Law.

“Subsidiary” or “Subsidiaries” means one of the Company’s direct or indirect subsidiaries or entities contractually controlled by such subsidiaries, or all of the Company’s direct and indirect subsidiaries and entities contractually controlled by such subsidiaries, as applicable.

“Tangible Assets” means all tangible personal property and interests therein, including inventory, machinery, computers and accessories, furniture, office equipment, communications equipment, and other tangible property.

“Transaction” means the purchase and sale of the Shares and the other transactions contemplated by this Agreement.

“Website(s)” shall mean all of the internet domain names for the Company.

ARTICLE II
PURCHASE AND SALE OF PURCHASED SHARES

2.1 Purchase and Sale. At the Closing and subject to and upon the terms and conditions of this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, the Shares, free and clear of all Liens. Following the Closing, the Purchaser shall own the Shares, representing seventy-five percent (75%) of the issued and outstanding shares of common stock of the Company.

2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing shall take place remotely by exchange of documents and signatures on the second (2nd) Business Day after all conditions to Closing have been satisfied or waived, or at such other time, date and place as the Purchaser and the Seller may agree in writing. The Closing shall be deemed effective when (a) the Purchaser has paid the First Installment and, if then due and payable in accordance with Section 2.3(c), the Second Installment, subject to the Purchaser’s right to make such payments to the Advisor pursuant to Section 2.3(a), and (b) the Seller had delivered (or to cause to be delivered by Seller) the evidence reasonably satisfactory to it that the transfer of the Shares to the Purchaser has been duly approved and completed in accordance with applicable Japanese Law and the Company’s organizational documents, together with the other Closing deliverables set forth herein. The Parties acknowledge that the Third Installment is post-Closing contingent consideration and shall not be required to be paid at Closing.

2.3 Purchase Price; Payment Through Advisor; Payment Schedule.

(a) The aggregate Purchase Price for the Shares shall be subject to adjustment, reduction, setoff or credit as expressly set forth in this Agreement. The Parties acknowledge and agree that payment by the Purchaser to the Advisor of any portion of the Purchase Price, including the First Installment, shall be deemed payment by the Purchaser for purposes of this Agreement to the extent of the amount so paid. The Purchaser shall have no responsibility or liability for the Advisor’s subsequent release, transfer, allocation, remittance or delivery of such funds to the Seller or any other Person, and any dispute regarding the Advisor’s handling of such funds shall be solely between the Seller and the Advisor, as applicable.

(b) The Parties acknowledge that, prior to the date hereof, the Purchaser has paid the First Installment toward the Purchase Price and that the First Installment shall be credited dollar-for-dollar against the Purchase Price.

(c) Subject to the satisfaction or waiver by the Purchaser of the applicable conditions set forth in Article VIII, the Second Installment shall be payable within three (3) Business Days after the Purchaser receives evidence reasonably satisfactory to it that the transfer of the Shares to the Purchaser has been duly approved and completed in accordance with applicable Japanese Law and the Company’s organizational documents.

(d) The Third Installment shall be payable only after all of the following conditions have been satisfied in full or waived by the Purchaser in writing (collectively, the “Post-Closing Payment Conditions”):

(i) the Company has delivered to the Purchaser, no later than seventy-five (75) calendar days after the Closing Date, audited financial statements of the Company for the two most recently completed fiscal years, prepared in accordance with U.S. GAAP and audited in accordance with PCAOB auditing standards by a PCAOB-registered independent public accounting firm reasonably acceptable to the Purchaser (the “Audited Financial Statements”), together with all auditor consents, workpaper access letters and other supporting materials reasonably requested by the Purchaser for purposes of the Purchaser’s or its Affiliates’ U.S. securities law disclosure obligations;

(ii) Nasdaq has not disapproved, objected to, or otherwise taken any action that would prohibit or materially impair the Transaction, and any required Nasdaq notice, application or review process relating to the Transaction has been completed or otherwise resolved to the Purchaser’s reasonable satisfaction; and

(iii) the Management Arrangement has been established to the Purchaser’s reasonable satisfaction.

If any of the Post-Closing Payment Conditions has not been satisfied in full or waived in writing by the Purchaser within seventy-five (75) calendar days after the Closing Date, then the Purchaser may, in its sole discretion and in addition to any other rights or remedies available under this Agreement or applicable Law, terminate this Agreement and rescind and unwind the Transaction by written notice to the Seller pursuant to Section 10.3.

(e) If, prior to payment of the Third Installment, the Purchaser determines in good faith that (i) the Audited Financial Statements reveal any material discrepancy, adverse deviation or other substantial difference from the Company’s unaudited trial balance, management accounts, books and records, revenue, profitability, absence of losses, liabilities or other financial information previously represented or provided to the Purchaser (collectively, the “Unaudited Financial Information”), including any failure to support the Company’s represented annual operating revenue or absence of losses as set forth in Section 3.9, or (ii) there has occurred or been discovered any Material Adverse Effect with respect to the Company, any undisclosed Indebtedness or liability, material adverse financial condition, material compliance issue, material breach of this Agreement, material deficiency in the Company’s business, assets, liabilities or operations, or material inaccuracy in the Company’s financial statements or other due diligence materials, then the Purchaser may, in its sole discretion and in addition to any other rights or remedies available under this Agreement or applicable Law:

(i) withhold, reduce or set off against the Third Installment the amount of any Losses, liabilities, deficiencies, diminution in value or other damages arising from or relating to such matter; or

(ii) terminate this Agreement and rescind and unwind the Transaction by written notice to the Seller pursuant to Section 10.3.

2.4 Closing Deliverables.

(a) Deliverables of the Seller and the Company. At or prior to the Closing, the Seller and the Company shall deliver, or cause to be delivered, to the Purchaser the following, in form and substance reasonably satisfactory to the Purchaser:

(1) the original share certificate of Company evidencing the Shares registered in the name of the Seller;

(2) a duly executed share transfer instrument or other transfer document sufficient under applicable Japanese Law to transfer the Shares to the Purchaser;

(3) evidence reasonably satisfactory to it that the transfer of the Shares has been duly approved and completed in accordance with applicable Japanese Law and the Company’s organizational documents, including the updated Shareholder Register reflecting the Purchaser as holder of the Shares, duly certified by the representative director or other authorized officer of the Company and Legal Affairs Bureau;

(4) evidence of Company Approval, including board resolutions, shareholder resolutions or written consents, as applicable, approving this Agreement and the Additional Agreements (if necessary) and the transfer of the Shares to the Purchaser;

(5) a certificate of the secretary or other authorized officer of the Company certifying the Company’s organizational documents, corporate registry certificate, Company Approval, and incumbency and signatures of authorized signatories;

(6) updated Disclosure Schedules to this Agreement as of a date within three days prior to the Closing Date;

(7) all original or electronic Books and Records of the Company requested by the Purchaser, including minute books, corporate seals, seal certificates, bank records, accounting records, Tax records, contracts and licenses;

(8) evidence reasonably satisfactory to the Purchaser that the Company is free and clear of all Liens (other than Permitted Liens) and, except as disclosed in the Disclosure Schedules, has no Indebtedness;

(9) a closing certificate executed by the Seller and the Company confirming that the conditions set forth in Section 8.1 and Section 8.3 have been satisfied;

(10) a receipt or payment acknowledgment with respect to the First Installment and any other amount paid by or on behalf of the Purchaser in connection with the Transaction;

(11) such other documents and instruments as the Purchaser may reasonably request to consummate the Transaction and evidence the Purchaser’s ownership of the Shares.

(b) Deliverables of the Purchaser. At or prior to the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following:

(1) evidence of the Purchaser’s payment of the First Installment to the Advisor and the Second Installment to the Advisor in accordance with Section 2.3 (c);

(2) evidence of corporate authorization of the Purchaser approving this Agreement and the Transaction, if reasonably requested by the Seller; and

(3) such other documents and instruments as the Seller may reasonably request to consummate the Transaction.

2.5 Withholding. The Purchaser shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as the Purchaser is required to deduct and withhold under applicable Law. To the extent amounts are so deducted or withheld and paid to the applicable Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

The Seller and the Company, jointly and severally, represent and warrant to the Purchaser as follows as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedules delivered by the Seller and the Company to the Purchaser (the “Disclosure Schedules”):

3.1. Corporate Existence and Power. The Company is duly incorporated, validly existing and in good standing under the Laws of Japan, and has all requisite corporate power and authority and all governmental licenses, permits, authorizations and approvals required to own and operate its properties and assets and to carry on the Business as currently conducted. To the extent the Company has any Subsidiaries, each such Subsidiary is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite corporate or other power and authority and all governmental licenses, permits, authorizations and approvals required to own and operate its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary has taken any action, adopted any plan or made any agreement in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation, other than the Transactions.

3.2. Corporate Authorization. The execution, delivery and performance by the Company and the Seller of this Agreement and each of the Additional Agreements to which the Company or the Seller is, or is specified to be, a party, and the consummation by the Company and the Seller of the Transactions contemplated hereby and thereby, are within the corporate (or other applicable) powers of the Company and such Seller and have been duly authorized by all necessary corporate or other action on the part of the Company and such Seller. This Agreement constitutes, and upon their execution and delivery each of the Additional Agreements will constitute, a valid and legally binding obligation of the Company and the Seller that is a party thereto, enforceable against the Company and such Seller in accordance with their respective terms, subject to (i) applicable Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general principles of equity (whether considered in a proceeding at law or in equity).

3.3. Charter Documents; Legality. The Company has heretofore made available to the Purchaser true and complete copies of its articles, by-laws and other comparable organizational documents, and of its minute books and securities registers (collectively, the “Charter Documents”), as in effect on the date hereof. The execution, delivery and performance by the Company and the Seller of this Agreement and any Additional Agreement to which the Company or the Seller is a party, and the consummation of the Transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the Charter Documents, or (b) violate any applicable Law to which the Company or the Seller (in respect of its obligations hereunder) is subject, in each case in any manner that would reasonably be expected to be material to the Company or to the ability of the Seller to consummate the transactions contemplated hereby. The Company has not taken any action in violation of its Charter Documents that remains uncured.

3.4. Subsidiaries.

(a) Schedule 3.4 sets forth a true and complete list of each Subsidiary of the Company, and for each such Subsidiary, its jurisdiction of incorporation or organization and the percentage of its outstanding equity interests owned, directly or indirectly, by the Company. Each Subsidiary is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or other power and authority to own and operate its properties and assets and to carry on its business as currently conducted.

(b) All of the issued and outstanding equity interests of each Subsidiary are (i) duly authorized, validly issued, fully paid and non-assessable, and (ii) owned, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens).

(c) Neither the Company nor any Subsidiary is a party to any agreement relating to the formation of any joint venture, partnership or other similar arrangement with respect to any business of the Company or any Subsidiary. There are no outstanding options, warrants or other rights (contingent or otherwise), agreements, arrangements or commitments of any character relating to the issuance, sale, transfer or voting of, or providing any Person with any rights to acquire, any equity interests in any Subsidiary, and there are no outstanding obligations of the Company or any Subsidiary to issue, grant or enter into any such option, warrant, right, agreement, arrangement or commitment.

3.5. Capitalization and Ownership. All of the issued and outstanding shares of common stock of the Company are owned of record and beneficially by the Seller, and no other equity or voting securities of the Company are issued or outstanding. There is no Contract that requires, or, to the Knowledge of the Company or the Seller, upon the occurrence of any event would require, the Company to issue, or grant any Person the right to acquire, any equity securities of the Company or any security or instrument exercisable for, exchangeable for or convertible into any equity securities of the Company. The Shares (and, if applicable, the issued and outstanding equity securities of each Subsidiary) (i) have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) were issued in compliance with all applicable Laws. Schedule 3.5 sets forth the capitalization of the Company as of the date hereof.

3.6. Affiliates. Other than the Seller, the Company (and any Subsidiaries) is not directly or indirectly controlled by any Person and is not under the direct or indirect control of any other Person. Schedule 3.6 sets forth each Contract, arrangement or understanding to which the Company, any Subsidiary and the Seller or any Affiliate of the Seller, the Company or any Subsidiary is a party. Except as disclosed in Schedule 3.6, neither the Seller, nor the Company nor any Subsidiary nor any of their respective Affiliates (i) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property rights) that the Company or any Subsidiary uses or the use of which is necessary for the conduct of the Business, or (ii) has engaged in any transaction or entered into any Contract with the Company or any Subsidiary.

3.7. Assumed Names. Schedule 3.7 is a complete and correct list of all assumed or “doing business as” names currently or formerly used by the Company or any Subsidiary. Neither the Company nor any Subsidiary has used any name other than the names listed on Schedule 3.7 to conduct the Business. The Company and each Subsidiary have filed all required “doing business as” or similar registrations in all jurisdictions where such filings are required in connection with the conduct of the Business. Except as indicated on Schedule 3.7, all Websites owned or operated by the Company or any Subsidiary that are material to the Business are in good working order in all material respects.

3.8. Consents. The Contracts listed on Schedule 3.8 are the only ongoing material agreements, commitments, arrangements, contracts or other instruments binding upon the Company, any Subsidiary or any of their respective properties that, in connection with the execution, delivery or performance of this Agreement or any of the Additional Agreements or the consummation of the Transactions contemplated hereby or thereby, require a consent, approval, authorization, order or other action of, or filing with, any Person (each, a “Company Consent”).

3.9. Financial Statements.

(a) Except as set forth on Schedule 3.9(a), the Company does not have any Liabilities, other than Liabilities (i) incurred in the ordinary course of business since the date of the Unaudited Financial Information and consistent with past practice, or (ii) that would not, individually or in the aggregate, be material to the Company. The Unaudited Financial Information accurately reflects in all material respects the outstanding Indebtedness of the Company as of the respective dates thereof.

(b) All Books and Records of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as set forth on Schedule 3.9(b), the Company’s records, systems, controls, data and information are recorded, stored, maintained and operated under the ownership or control of the Company or pursuant to valid third-party arrangements entered into in the ordinary course of business.

(c) The Company’s annual operating revenue for its most recently completed fiscal year is not less than US$20,000,000.

(d) The Company is operationally profitable, after giving effect to annual administrative and operating expenses of not less than US$320,000, and has not incurred operating losses for its most recently completed fiscal year.

(e) All financial statements, audit reports, financial data, books and records and other financial information of the Company provided or to be provided to the Purchaser are true, complete and accurate in all material respects and fairly present the financial condition and results of operations of the Company for the periods presented.

3.10. Books and Records.

(a) The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of the Company and any Subsidiaries. The Company and any Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s authorization; (ii) access to assets is permitted only in accordance with management’s authorization; and (iii) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) The Company and any Subsidiaries have made available to the Purchaser for inspection all Books and Records of the Company and any Subsidiaries that the Purchaser has reasonably requested, and have delivered to the Purchaser true and complete copies of all documents referred to in the Schedules or otherwise requested by the Purchaser.

3.11. Absence of Certain Changes.

(a) Except as set forth in Schedule 3.11(a), since the date of its incorporation, the Company (and each Subsidiary, if any) has conducted its business in the ordinary course of business consistent with past practice, and, other than in the ordinary course of business consistent with past practice, there has not been:

(i) any income or funds of the Company (or any Subsidiary) that have not been reflected in the Unaudited Financial Information;

(ii) any capital expenditure, commitment for capital expenditure or capital lease obligation, except in the ordinary course of business consistent with past practice (including with respect to kind and amount);

(iii) any sale, lease, license or other disposition of any of its material assets, except (A) pursuant to existing Contracts or commitments disclosed herein and (B) sales of products or inventory in the ordinary course of business consistent with past practice;

(iv) any acceptance of returns other than in the ordinary course of business consistent with past practice (including with respect to kind and amount);

(v) the incurrence of any Lien on any of its material assets, other than Permitted Liens;

(vi) any merger, consolidation, amalgamation or business combination with, or acquisition of, any other Person or business (whether by merger, purchase of stock or assets or otherwise);

(vii) any change in its accounting principles, methods or practices, except as required by applicable accounting standards;

(viii) any material change in the location(s) where it conducts the Business;

(ix) any extension of any loans or advances, other than travel or other expense advances to employees in the ordinary course of business consistent with past practice that do not exceed US$30,000 (or the equivalent) individually;

(x) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) to any shareholder, or any redemption, purchase or other acquisition of any of its equity securities; or

(xi) any agreement or commitment (whether in writing or otherwise) to do any of the foregoing.

(b) Except as set forth on Schedule 3.11(b) and for actions taken in good faith to invest in the Business, since the execution of this Agreement through and including the Closing Date, neither the Company nor any Subsidiary has taken any action, or failed to take any action, that would have violated any covenant of the Company or the Seller set forth in Article VI if such covenant had been in effect during such period.

3.12. Real Property.

(a) The use and operation by the Company (and any Subsidiary) of any real property owned, leased, subleased or licensed by the Company or any Subsidiary (collectively, the “Real Property,” and the related leases, subleases and licenses, the “Leases”) are in compliance in all material respects with all covenants, conditions, restrictions, easements and other similar matters affecting such Real Property. The Company (and any Subsidiary) has the right under all applicable Laws to continue to use and operate the Real Property in the conduct of the Business as currently conducted. Neither the Company nor any Subsidiary has breached or violated, and neither is in default under, any Lease, the breach, violation or default of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and no written notice has been received by the Company or any Subsidiary from any Person alleging any such breach, violation or default.

(b) Each item of Tangible Assets is in operating condition and repair (ordinary wear and tear excepted), has been maintained in accordance with normal industry practice and is suitable for its current use in the Business.

(c) The Company (and any Subsidiary) has, and upon consummation of the transactions contemplated by this Agreement and the Additional Agreements will continue to have, good and valid title to, or a valid leasehold or license interest in, all of its properties and assets (whether tangible or intangible), free and clear of all Liens other than Permitted Liens and those set forth on Schedule 3.12(c). The properties and assets owned, leased or licensed by the Company (and any Subsidiary) constitute all properties and assets used in and necessary to conduct the Business as presently conducted.

(d) Except as set forth on Schedule 3.12(d), all material Tangible Assets are located at the offices, yards, storage facilities or other locations used by the Company (and any Subsidiary) in connection with the conduct of the Business.

3.13. Intellectual Property.

(a) Schedule 3.13(a) sets forth a true and complete list of all material Intellectual Property owned by the Company (and any Subsidiary) (the “Owned Intellectual Property”).

(b) The Owned Intellectual Property, together with any Intellectual Property licensed to the Company and any Subsidiary under valid and enforceable agreements, constitutes all Intellectual Property that is material to, or used or held for use in, the conduct of the Business as currently conducted. The consummation of the transactions contemplated by this Agreement will not, in and of itself, result in the loss of, or otherwise adversely affect in any material respect, the Company’s or any Subsidiary’s right to own or use any Owned Intellectual Property.

(c) The ownership and use in the ordinary course of the Business by the Company or any Subsidiary of the Owned Intellectual Property does not infringe, misappropriate or otherwise violate any valid Intellectual Property or privacy right of any third party. There is no Proceeding pending against, or, to the Knowledge of the Company, threatened in writing against, the Company or any Subsidiary (i) challenging or seeking to deny, cancel or restrict the Company’s or any Subsidiary’s rights in any Owned Intellectual Property, or (ii) alleging that the use of the Owned Intellectual Property, or any services provided, processes used or products sold by the Company or any Subsidiary, infringes, misappropriates or otherwise violates any Intellectual Property of any third party.

(d) Except as set forth on Schedule 3.13(d), the Company and any Subsidiary own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and have the right to use the Owned Intellectual Property in the conduct of the Business as currently conducted. To the Knowledge of the Company, the Company and any Subsidiary have taken all actions reasonably necessary, in accordance with normal industry practice, to maintain and protect the Owned Intellectual Property that is material to the Business.

(e) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property in any material respect. The Company and any Subsidiary have taken reasonable steps, in accordance with normal industry practice, to maintain the confidentiality of all material trade secrets and other confidential Intellectual Property used in the Business.

3.14. Litigation. Except as set forth in Schedule 3.14, there is no Action pending against, or, to the Knowledge of the Company or the Seller, threatened in writing against or affecting, the Company or any Subsidiary, any of their respective directors or officers, the Seller or the Business, before any court, arbitrator or Authority. There is no Action pending or, to the Knowledge of the Company or the Seller, threatened that challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements. There are no outstanding judgments, orders, awards, injunctions or decrees against the Company or any Subsidiary. Neither the Company nor any Subsidiary is now, nor has been within the past five (5) years, a party to or the subject of any proceeding, investigation or inquiry by any competition, employment, labor or human rights authority, or any other Authority, in Japan or in any other jurisdiction in which the Business is conducted, except as would not, individually or in the aggregate, be material to the Company.

3.15. Contracts.

(a) Each contract, agreement, lease, license, instrument or other binding commitment to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of their respective properties or assets is bound (each, a “Contract”) is a valid and binding agreement of the Company or such Subsidiary and is in full force and effect. Neither the Company nor any Subsidiary is in breach or default thereunder (with or without the lapse of time or the giving of notice or both). To the Knowledge of the Company and the Seller, no other party to any such Contract is in breach or default thereunder. Neither the Company nor any Subsidiary has assigned, delegated or otherwise transferred any of its rights or obligations under any material Contract, or granted any power of attorney with respect thereto. The Company and each Subsidiary have provided to the Purchaser a true and complete list of each material Contract with an aggregate contract value in excess of US$10,000 (or the equivalent).

(b) Schedule 3.15(b) lists each material Contract (other than the Charter Documents) of the Company and any Subsidiary, including:

(i) any Contract for the sale by the Company or any Subsidiary of consumer electronics and cosmeceutical products, or other materials, goods, services, equipment or other assets;

(ii) any Contract for the purchase of consumer electronics and cosmeceutical products, or other materials, goods, services, equipment or other assets providing for either (A) annual payments by the Company or any Subsidiary of US$10,000 (or the equivalent) or more, or (B) aggregate payments by the Company or any Subsidiary of US$10,000 (or the equivalent) or more;

(iii) (A) any lease or sublease of real property, or (B) any lease of personal property, in each case providing for either annual rental payments of US$10,000 (or the equivalent) or more or aggregate rental payments of US$10,000 (or the equivalent) or more;

(iv) any partnership, joint venture, marketing, trading, pooling or similar Contract involving the sharing of profits, losses, costs or liabilities;

(v) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise) or any material real property;

(vi) any Contract (A) relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset), or (B) creating or granting any Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(vii) any Contract under which the Company or any Subsidiary has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than any wholly-owned Subsidiary);

(viii) any Contract that contains any provision (A) restricting the Company or any Subsidiary from competing in any line of business, with any Person or in any geographic area, or (B) that would have any such effect on any Person that acquires all of the outstanding equity interests of the Company;

(ix) any Contract that (A) grants any exclusive supply, offtake, marketing, transportation, storage, terminal access, licensing, distribution or other exclusive rights, (B) grants any “most-favored nation” rights, rights of first refusal, rights of first negotiation or similar rights, or (C) contains any requirement to purchase all or a specified portion of the Company’s or any Subsidiary’s requirements for any product or service from any third party;

(x) any Contract entered into in the last five (5) years in connection with the settlement or other resolution of any Proceeding that (A) has any continuing obligations, liabilities or restrictions on the Company or any Subsidiary, or (B) involved payment by the Company or any Subsidiary of more than US$10,000 (or the equivalent);

(xi) any Contract with (A) the Seller or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote five percent (5%) or more of the outstanding voting securities of the Company, (C) any Person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any Subsidiary, or (D) any director or officer of the Company or any Subsidiary or any of their respective immediate family members; and

(xii) any other Contract that is material to the Business, taken as a whole.

(xiii) any material credit support, hedging, derivatives, swap, margin, collateral, ISDA, master trading, master netting, risk-management or similar agreement (including any confirmation, schedule or credit support annex thereto) to which the Company or any Subsidiary is a party.

3.16. Licenses and Permits. Each of the Company and any Subsidiary possesses all licenses, permits, approvals, registrations and authorizations issued by any Authority that are necessary for the ownership and operation of its properties and for the conduct of the Business as currently conducted as set forth in Schedule 3.16 (collectively, the “Permits”). True, complete and correct copies of all material Permits issued to the Company and any Subsidiary have been made available to the Purchaser. All such Permits are valid and in full force and effect, and, assuming the related Company Consents, if any, have been obtained or waived prior to the Closing Date, none of the Permits will be terminated, impaired or become terminable as a result of the consummation of the transactions contemplated by this Agreement. The Company and any Subsidiary have all Permits necessary to operate the Business as currently conducted, other than those the absence of which would not, individually or in the aggregate, be material to the Company.

3.17. Employees. Schedule 3.17 sets forth a true and complete list, as of the date of this Agreement, of the names and titles of all employees of the Company and any Subsidiary, and indicates for each such employee whether such employee is full-time or part-time and the employing entity.

3.18. Employment Contracts Schedule 3.18 sets forth a true and complete list of each employment agreement or other similar written agreement between the Company or any Subsidiary, on the one hand, and any employee of the Company or any Subsidiary who is material to the Business (each, a “Core Employee”), on the other hand (collectively, the “Employment Agreements”). Each Core Employee is party to an Employment Agreement that includes customary provisions relating to confidentiality, non-competition (to the extent enforceable under applicable Law), non-solicitation and assignment of Intellectual Property. True, complete and correct copies of all such Employment Agreements have been made available to the Purchaser .

3.19. Compliance with Labor Laws and Agreements. The Company and each Subsidiary have complied with all applicable Laws and Orders relating to employment or labor, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. No present or former employee, officer or director of the Company or any Subsidiary has, or will have at the Closing Date, any claim against the Company or any Subsidiary for any matter, including for wages, salary, vacation, severance or sick pay, except for claims incurred in the ordinary course of business for the last payroll period prior to the Closing Date and claims that would not, individually or in the aggregate, be material to the Company . There is no: (a) unfair labor practice complaint against the Company or any Subsidiary pending before any labor Authority; (b) pending labor strike or other material labor trouble affecting the Company or any Subsidiary; (c) material labor grievance pending against the Company or any Subsidiary; (d) pending representation question respecting the employees of the Company or any Subsidiary; or (e) pending arbitration, grievance or other proceeding arising out of or under any collective bargaining agreement to which the Company or any Subsidiary is a party.

In addition, to the Company’s Knowledge: (i) none of the matters specified in clauses (a) through (e) above is threatened against the Company or any Subsidiary; (ii) no union organizing activities are currently underway with respect to the Company or any Subsidiary; and (iii) no basis exists on which a claim may be made under any collective bargaining agreement to which the Company or any Subsidiary is a party.

3.20. Employment Matters. The Unaudited Financial Information contains an accurate and complete list of each director’s and officer’s incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom equity, option, equity purchase, equity appreciation right or severance plan of the Company now in effect or under which the Company has or might have any obligation, and of any other material compensation, severance, change-in-control or similar arrangement or understanding between the Company and any employee or other service provider concerning the terms of such person’s engagement that does not apply to the Company’s employees generally.

3.21. Tax Matters.

(a) Compliance Generally. The Company and each Subsidiary have (A) duly and timely filed all Tax Returns required to be filed on or prior to the Closing Date, which Tax Returns are true, correct and complete in all material respects, and (B) duly and timely paid all Taxes due and payable in respect of all periods up to and including the date that includes the Closing Date, or have made adequate provision in their books and records and the Unaudited Financial Information in accordance with the applicable accounting standards used by the Company for any such Taxes that are not due on or before such time. Prior to the Closing Date, the Company shall provide the Purchaser with a schedule that sets forth each Taxing jurisdiction in which the Company or any Subsidiary has filed or is required to file Tax Returns and whether the Company or any Subsidiary has filed consolidated, combined, unitary or separate income or franchise Tax Returns with respect to each such jurisdiction, together with copies of such Tax Returns as the Purchaser may reasonably request. Any Tax Returns of the Company filed after the date of this Agreement and on or prior to the Closing Date shall be consistent with the Tax Returns furnished to the Purchaser and shall not make, amend or terminate any election with respect to any Tax or change any accounting method, practice or procedure without the Purchaser’s prior written consent. The Company and each Subsidiary have complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and have duly and timely withheld or collected, paid over and reported all Taxes required to be so withheld or collected on or before the date hereof.

(b) No Audit. (A) No Taxing authority has asserted in writing any deficiency or other adjustment that could result in an additional Tax for which the Company or any Subsidiary is or may be liable or that could result in a Lien on any of its assets which has not been fully paid or adequately provided for in the Unaudited Financial Information (collectively, “Tax Liability”), or which, if asserted in another period, would result in any Tax Liability. (B) There is no audit, examination, investigation, dispute, proceeding or claim (collectively, a “Proceeding”) relating to any Tax Liability currently pending with respect to the Company or any Subsidiary, and, to the Knowledge of the Company, no Taxing authority has given written notice that it is contemplating any such Proceeding. (C) No statute of limitations with respect to any Tax Liability has been waived or extended by or on behalf of the Company or any Subsidiary except as set forth on Schedule 3.21(b)(C), and no such waiver or extension is in effect. (D) There is no outstanding power of attorney authorizing any Person to act on behalf of the Company or any Subsidiary in connection with any Tax Liability, Tax Return or Proceeding relating to any Tax. (E) There is no outstanding closing agreement, private letter ruling, ruling request, request to consent to a change in method of accounting, subpoena or request for information with or by any Taxing authority with respect to the Company or any Subsidiary, its income, assets or business, or any Tax Liability, in each case that has not been resolved. (F) The Company and each Subsidiary are not required to include any adjustment in income for any taxable period (or portion thereof) beginning after the Closing Date under Section 481 of the Code (or any corresponding provision of applicable Law) by reason of any change in accounting method initiated on or prior to the Closing Date. (G) The Company and each Subsidiary are not and have never been a party to any Tax sharing, Tax indemnity or Tax allocation agreement, arrangement or understanding (other than agreements entered into in the ordinary course of business the principal purpose of which is not related to Taxes). (H) The Company and each Subsidiary are not and have never been included in any consolidated, combined, unitary or similar group Tax Return (other than any group in which the Company was the common parent). (I) All taxable periods of the Company and each Subsidiary for the assessment or collection of any Tax Liability that could give rise to a claim against the Company or any Subsidiary are closed by operation of the applicable statute of limitations except as set forth on Schedule 3.21(b)(I). (J) No Taxing authority has asserted in writing that the Company or any Subsidiary is or may be required to file a Tax Return in a jurisdiction in which it does not currently file a Tax Return.

(c) Taxes and Tax Return Defined. For purposes of this Agreement, “Tax” means all federal, state, provincial, local and foreign taxes, charges, fees, levies, deficiencies or other assessments of any kind or nature (including, without limitation, any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupation, real property, personal property, intangible property, occupancy, recording, minimum, environmental and windfall profits taxes), including any liability therefor as a transferee or successor, by contract or as a result of any Tax sharing or similar agreement, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing authority. “Tax Return” means any return, declaration, report, claim for refund or credit, information return or statement, and any amendment thereto (including any consolidated, combined or unitary return or other document and any related or supporting information or schedule), filed or required to be filed with any federal, state, provincial, local or foreign governmental entity or agency in connection with the determination, assessment, collection or payment of Taxes or the administration of any Laws relating to Taxes.

3.22. Business Operations; Servers. Each of the Company and any Subsidiary owns, leases or otherwise has valid rights to use all servers, information technology systems and other computer equipment (other than third-party hosted web servers and cloud-based infrastructure) that are necessary for the operation of the Business as currently conducted and as proposed to be conducted through the Closing.

3.23. Powers of Attorney and Suretyships. Neither the Company nor any Subsidiary has any general or special power of attorney outstanding (whether as grantor or grantee), or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligations of any other Person.

3.24. Other Information. Neither this Agreement nor any documents or other written information made available to the Purchaser or its Affiliates, attorneys, accountants, agents or representatives by or on behalf of the Company or any Subsidiary in connection with the Purchaser’s due diligence review of the Business or the transactions contemplated by this Agreement contains, as of the date furnished (or, in the case of this Agreement, as of the date hereof), any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

3.25. Money Laundering Laws. The operations of the Company and any Subsidiary are and have been conducted at all times in compliance with all applicable anti-money laundering statutes in all jurisdictions in which the Company or any Subsidiary conducts business, the rules and regulations thereunder, and any related or similar rules, regulations or guidelines issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened. The Company and any Subsidiary are, and have been, in compliance in all material respects with all applicable economic sanctions, export controls and anti-bribery and anti-corruption Laws.

3.26 Brokers and Finders. Except for the Advisor pursuant to the Advisory Agreement, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, advisory, success or similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Seller or the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows as of the date hereof and as of the Closing Date:

4.1. Ownership of Shares; Authority.

(a) The Seller has good and marketable title to the Shares owned by such Seller, free and clear of any and all Liens.

(b) The Seller has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Seller is named as a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Additional Agreements to which such Seller is named as a party have been, or at the Closing will be, duly executed and delivered by such Seller and are, or upon their execution and delivery will be, valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) Neither the execution and delivery by the Seller of this Agreement or any Additional Agreement to which such Seller is a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby, will (i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, or require any notice, consent or waiver under, any instrument, contract, agreement or arrangement to which such Seller is a party or by which such Seller is bound, or (ii) result in the imposition of any Lien upon the Shares owned by such Seller.

4.2. Approvals. Except as contemplated by this Agreement, no consent, approval, waiver, authorization or novation is required to be obtained by the Seller from, and no notice or filing is required to be given by the Seller to or made by the Seller with, any Authority or other Person in connection with the execution, delivery and performance by such Seller of this Agreement and each of the Additional Agreements, and the sale and transfer of the Shares owned by such Seller.

4.3. Non-Contravention. The execution, delivery and performance by the Seller of this Agreement and each of the Additional Agreements to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate any provision of the organizational documents of such Seller (if any), or (b) violate or result in a breach of or constitute a default under any Law, judgment, injunction, Order, decree or other restriction of any Authority to which such Seller, or the Shares owned by such Seller, are subject.

4.4. Litigation and Claims. There is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or disclosed investigation pending or, to the knowledge of the Seller, threatened, against such Seller, and such Seller is not subject to any Order, writ, judgment, award, injunction or decree of any Authority of competent jurisdiction or any arbitrator that would prevent consummation of the transactions contemplated hereby or materially impair the ability of such Seller to perform its obligations hereunder.

6.9. Independent Legal Advice. The Seller represents, warrants and acknowledges that: (a) such Seller has had the opportunity to retain and consult with independent legal counsel of such Seller’s own choosing prior to executing this Agreement; (b) such Seller has either retained independent legal counsel and obtained independent legal advice with respect to this Agreement and the transactions contemplated herein, or has knowingly elected to waive such right after having been advised of the opportunity to do so; (c) such Seller fully understands the terms and conditions of this Agreement, including the indemnification obligations set forth in Article IX; and (d) no lawyer retained by Purchaser has acted or purported to act for or on behalf of the Seller in connection with this Agreement or the transactions contemplated herein, and the Seller has been advised to seek independent legal advice.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Company as follows as of the date hereof and as of the Closing Date:

5.1. Due Incorporation. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of United Kingdom.

5.2. Corporate Authorization. Except for internal approvals of the transactions contemplated by this Agreement in accordance with the Charter Documents of Purchaser, the execution, delivery and performance by Purchaser of this Agreement and each of the other Additional Agreements to which it is a party and the consummation by each of Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of Purchaser, and have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes, and upon their execution and delivery, each of the Additional Agreements will constitute, the valid and legally binding agreement of Purchaser, enforceable against the Purchaser in accordance with their respective terms.

5.3. Governmental Authorization. None of the execution, delivery or performance by Purchaser of this Agreement or any Additional Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority by Purchaser, other than those required under U.S. laws and regulations including but not limited to the filings with the U.S. Securities and Exchange Commission (the “SEC”).

5.4. No Violation. Neither the execution and delivery of this Agreement or any Additional Agreements to be executed by Purchaser hereunder nor the consummation of the transactions contemplated herein and therein will (a) violate any provision of Purchaser’s Charter Documents; (b) violate any Laws or Orders to which Purchaser or its property is subject, or (c) violate the provisions of any material agreement or other material instrument binding upon or benefiting Purchaser.

5.5. Consents. Except for (a) the internal approvals of the transactions contemplated by this Agreement in accordance with the Charter Documents of Purchaser, and (b) such consents, approvals, authorizations, orders, actions and filings as have been obtained or made or which would not, individually or in the aggregate, be material to Purchaser, there are no agreements, commitments, arrangements, contracts or other instruments binding upon Purchaser or any of its properties that, in connection with the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby, require Purchaser to obtain any consent, approval, authorization, order or other action of, or make any filing with, any Person, other than as disclosed in the filings under the Securities Exchange Act of 1934 made by the Purchaser or its Affiliates.

5.9. Litigation. There is no action, suit, investigation, hearing or proceeding pending against any of the officers or directors of Purchaser, or the business of Purchaser, before any court or arbitrator or any governmental body, agency or official which if adversely determined against Purchaser, has or could reasonably be expected to have a Material Adverse Effect on the business, assets, condition (financial or otherwise), liabilities, results or operations or prospects of Purchaser, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby. There are no outstanding judgments against Purchaser.

ARTICLE VI
COVENANTS OF THE COMPANY AND THE SELLER

The Company and the Seller covenant and agree that:

6.1. Conduct of the Business. From the date hereof through the Closing Date, the Company and its Subsidiaries shall conduct the Business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the Purchaser, and use its commercially reasonable efforts to preserve intact the Company’s business relationships with employees, suppliers, customers and other third parties. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without the Purchaser’s prior written consent, neither the Company nor any Subsidiaries shall:

(a) except in the ordinary course of business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including contracts described in Section (b) below), or any other right or asset;

(b) except as contemplated by this Agreement, enter into any contract, agreement, lease, license or commitment, which (i) is with respect to real property, (ii) except in the ordinary course of business, extends for a term of one year or more or (iii) obligates the payment of more than $10,000 (individually or in the aggregate);

(c) make any capital expenditures in excess of $10,000 (individually or in the aggregate);

(d) sell, lease, license or otherwise dispose of any assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein;

(e) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to the Company and the Seller or any Affiliate of the Company and the Seller;

(f) authorize any salary increase of more than 10% for any employee or change the bonus or profit sharing policies of the Company;

(g) obtain or suffer to exist any Indebtedness in excess of $10,000 in the aggregate other than in the ordinary business consistent with past practice;

(h) suffer or incur any Lien on any asset except for Liens existing as of the date hereof as set forth on Schedule 3.13(d);

(i) suffer any material damage, destruction or loss of property related to any assets that is not covered by insurance;

(j) delay, accelerate or cancel any receivables or Indebtedness or write-off or make further reserves against the same, except in the ordinary course of business;

(k) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(l) suffer any insurance policy protecting assets to lapse;

(m) make any change in its accounting principles or methods or write down the value of any assets;

(n) change the place of business of the Company or any Subsidiaries;

(o) extend any loans to any Person, other than travel or other expense advances to employees in the ordinary course of business;

(p) issue, redeem or repurchase any shares of its capital stock;

(q) effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(r) make or rescind any election related to Taxes, file any amended income Tax Return or make any changes in its methods of Tax accounting; or

(s) agree to do any of the foregoing.

None of the Company and the Seller will (i) take or agree to take any action that might make any representation or warranty of the Company, any Subsidiaries or the Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

6.2. Access to Information. From the date hereof until and including the Closing Date, the Company and each Subsidiaries shall (a) continue to give the Purchaser, its counsel and other representatives full access to the Books and Records of each of them, (b) furnish to the Purchaser, its counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, counsel, accountants and representatives of the Company and each Subsidiaries to cooperate with Purchaser in its investigation of the Business.

6.3. Notices of Certain Events. The Company and the Subsidiaries shall promptly notify the Purchaser of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any claims or causes of action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or any Subsidiaries to any such Person;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company, any Subsidiaries or the Business or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the occurrence of any fact or circumstance which might make any representation made hereunder by the Company, any Subsidiaries, and/or the Seller false in any respect or result in the omission or the failure to state a material fact.

6.4 No Solicitation. From the date hereof until the earlier of the Closing or termination of this Agreement, the Seller shall not, directly or indirectly, solicit, initiate, encourage or enter into any discussions or agreements with any Person other than the Purchaser regarding the sale, transfer, pledge or other disposition of any shares or equity interests of the Company or any material portion of the Company’s assets.

6.5 Pre-Closing Document Delivery. On or before the Closing Date, the Company and the Seller shall deliver to Purchaser all common seals, original corporate documents, financial documents, commercial agreements and/or other documents relating to the Company and its Subsidiaries as reasonably requested by Purchaser in writing prior to the Closing Date.

6.6 U.S. GAAP Audited Financial Statements. The Seller and the Company shall use commercially reasonable efforts to cause the Company to prepare and deliver to the Purchaser, no later than seventy-five (75) calendar days after the Closing Date, Audited Financial Statements. The Audited Financial Statements should (i) be prepared from the Books and Records of the Company, (ii) be prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, (iii) fairly present in all material respects the financial position of the Company as of the respective dates thereof and its results of operations and cash flows for the periods then ended, (iv) contain and reflect all adjustments necessary for a fair presentation of the Company’s financial condition as of their respective dates, and (v) contain and reflect adequate provisions in all material respects for all Taxes of the Company with respect to the periods then ended.

6.7 Nasdaq Matters. The Seller and the Company shall reasonably cooperate with the Purchaser and its Affiliates in connection with any Nasdaq notice, inquiry, application, review or other process relating to the Transaction. The Seller and the Company shall promptly provide any information, documents and confirmations reasonably requested by the Purchaser in connection with such Nasdaq matters.

6.8 Management Arrangement. Promptly following the Closing, the Seller and the Company shall cooperate with the Purchaser to establish and implement a general manager responsibility system for the Company. Such structure shall include (a) a general manager appointed by the Purchaser, (b) one deputy general manager who is a Japanese national or otherwise reasonably acceptable to the Purchaser for local operational purposes, (c) a finance general manager or equivalent finance officer appointed by the Purchaser, and (d) if requested by the Purchaser, the engagement of a third-party management company in Japan pursuant to a Management Entrustment Agreement. The Parties acknowledge that the Company may enter into a business management entrustment agreement with a third-party management company in Japan for an initial transition period of one (1) year following the Closing, in form and substance reasonably satisfactory to the Purchaser (the “Management Entrustment Agreement”).

6.9 Post-Closing Revenue Covenant. For a period of three (3) fiscal years following the Closing Date, the Seller and the Company shall use commercially reasonable efforts to support the Company’s continued business operations and to maintain annual operating revenue of not less than US$20,000,000 for each such fiscal year, as determined based on the Company’s audited financial statements for the applicable fiscal year. The Seller and the Company shall cooperate in good faith with the Purchaser and provide such information, assistance and transition support as the Purchaser may reasonably request in connection with the operation, management, financial reporting and business development of the Company.

ARTICLE VII
COVENANTS OF ALL PARTIES HERETO

The Parties hereto, as applicable, covenant and agree that:

7.1. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, to consummate and implement expeditiously the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

7.2. Confidentiality of Transaction. Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents. Except as required by Law or Authority, neither the Purchaser nor the Company and the Seller, nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of the Purchaser or Seller, as the case may be, shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by the Purchaser nor the Company and the Seller, as the case may be, to keep such information confidential. Except as required by Law or Authority, each party shall retain all information obtained from the other and their lawyers on a confidential basis except such information may be discussed as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential. In the event of disclosure as required by Law or Authority, the Parties may have a friendly consultation with each other regarding how to disclose information.

7.3. Commercially Reasonable Efforts to Obtain Consents. Each party hereby agrees to use its reasonable commercially reasonable efforts to obtain each respective consent required to consummate the Transaction as promptly as practicable hereafter.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to Obligations of All Parties. The obligations of the Parties to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

(a) no applicable Law or order shall prohibit, restrain or materially impair the consummation of the Transaction;

(b) no Action shall be pending or threatened by any Authority or third party seeking to enjoin or otherwise restrict the consummation of the Transaction; and

(c) all required approvals, consents, waivers, notices and filings necessary to consummate the Transaction shall have been obtained, given or made.

8.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or waiver by the Purchaser in its sole discretion, of the following conditions:

(a) (i) Each of the Company and the Seller shall have duly performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of the Company and the Seller contained or referred to in this Agreement, the Additional Agreements and in any certificate or other writing delivered by the Company and the Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) since the date of this Agreement, there shall not have occurred any event, change or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(b) Purchaser shall have received evidence, in form and substance reasonably satisfactory to Purchaser, that there are no pending or, to the Knowledge of the Company or the Seller, threatened legal proceedings against the Company or the Business;

(c) Purchaser shall have received evidence reasonably satisfactory to Purchaser that all material Owned Intellectual Property and other material Intellectual Property used in the conduct of the Business is owned or licensed by the Company, free and clear of Liens other than Permitted Liens, and that any assignments, domain name transfers or other instruments necessary to vest such rights in the Company (or, if requested by Purchaser, in a designated Affiliate of Purchaser) have been duly executed and delivered;

(d) the Purchaser shall have received all financial statements, Tax Filings, licenses, permits, contracts, employment records and other due diligence materials reasonably requested by the Purchaser, and the Purchaser shall have completed its due diligence review of the Company to its satisfaction; and

(e) the Purchaser shall have received all Closing deliverables required to be delivered by the Seller and the Company under Section 2.4(a).

8.3 Conditions to Obligations of the Seller. The obligation of the Seller to consummate the Closing is subject to the satisfaction, or waiver by the Seller in writing, of the following conditions:

(a) the representations and warranties of the Purchaser shall be true and correct in all material respects as of the date hereof and as of the Closing Date;

(b) the Purchaser shall have performed and complied in all material respects with all covenants and obligations required to be performed or complied with by it at or prior to Closing; and

(c) the Seller shall have received the First Installment and, if then due and payable in accordance with Section 2.3(c), the Second Installment, subject to the Purchaser’s right to pay such amounts to the Advisor pursuant to Section 2.3(a).

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification by the Seller. Subject to the provisions of this Article IX, from and after the Closing, the Seller shall indemnify, defend and hold harmless each of Purchaser and their affiliates (including, after the Closing, the Company), and each of their respective directors, officers, employees and representatives (each, a “Purchaser Indemnified Party”), from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, awards, penalties, interest, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or resulting from:

(a) any breach of any representation or warranty of such Seller or the Company contained in this Agreement;

(b) any breach of any covenant or agreement of such Seller or the Company contained in this Agreement; and

(c) any and all liabilities, obligations or commitments of the Company or its subsidiaries arising out of or relating to any period (or portion thereof) prior to the Closing Date, including any Taxes attributable to any such period, whether or not such liabilities are disclosed on the balance sheet of the Company (or any schedules thereto) and whether known or unknown, fixed or contingent.

9.2 Indemnification by the Purchaser. Subject to the provisions of this Article IX, from and after the Closing, Purchaser shall indemnify, defend and hold harmless the Seller and its respective affiliates, directors, officers and representatives (each, a “Seller Indemnified Party”) from and against any and all Losses arising out of or resulting from:

(a) any breach of any representation or warranty of Purchaser contained in this Agreement; or

(b) any breach of any covenant or agreement of Purchaser contained in this Agreement.

9.3. Mitigation; Insurance. Any Purchaser Indemnified Party or Seller Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which indemnification is sought under this Agreement. Any indemnification payment required under this Article IX shall be reduced by any insurance proceeds or other third-party recoveries actually received by the applicable indemnified party in respect of such Losses (net of any reasonable costs of recovery).

9.4 Survival. The representations and warranties contained in this Agreement shall survive the Closing for eighteen (18) months. The covenants and agreements contained in this Agreement shall survive in accordance with their respective terms.

9.5 Claim Procedures. A Party seeking indemnification under this Article IX shall provide written notice to the indemnifying party describing in reasonable detail the nature and amount of the claim. Failure to provide prompt notice shall not relieve the indemnifying party of its obligations except to the extent it is actually prejudiced by such failure. The Parties shall reasonably cooperate in the defense, settlement and resolution of any third-party claim.

9.6 Exclusive Remedy. Except in the case of fraud, willful misconduct, intentional misrepresentation or claims for equitable relief, the indemnification rights set forth in this Article IX shall be the sole and exclusive remedy of the Parties with respect to any breach of this Agreement following the Closing.

ARTICLE X
TERMINATION

10.1. Termination Without Default. In the event that the Closing of the transactions contemplated hereunder has not occurred within ninety (90) days following the execution of this Agreement (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 10.2 hereof), Purchaser, on the one hand, and the Company and the Seller, on the other hand, shall have the right, at its or their sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Purchaser, on the one hand, or the Company and the Seller, on the other, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

10.2. Termination Upon Default.

(a) Purchaser may terminate this Agreement by giving notice to the Company and the Seller on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if the Company and the Seller shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement prior to Closing and such breach shall not be cured within the earlier of the Outside Closing Date and five (5) days following receipt by the Company or the Seller of a notice describing in reasonable detail the nature of such breach.

(b) The Company and the Seller may terminate this Agreement by giving prior written notice to Purchaser on or prior to the Closing, without prejudice to any rights or obligations the Company or the Seller may have, if Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed prior to Closing and such breach shall not be cured within the earlier of the Outside Closing Date and five (5) days following receipt by Purchaser, as applicable, of a notice describing in reasonable detail the nature of such breach.

10.3. Post-Closing Termination and Rescission. Upon any such termination and rescission under Section 2.3(d) or Section 2.3 (e), the Seller and the Advisor shall promptly, and in any event within five (5) Business Days after receipt of such notice, refund, or cause to be refunded, to the Purchaser all amounts paid by or on behalf of the Purchaser in respect of the Purchase Price, including any portion of the Purchase Price paid to the Advisor or any other Person on behalf of or for the benefit of the Seller. The Parties shall take all actions reasonably necessary to restore the Parties, to the fullest extent practicable, to their respective positions immediately prior to the Closing, including reversing the transfer of the Shares, updating the Company’s shareholder register and other corporate records, and executing and delivering any documents reasonably requested by the Purchaser in connection therewith.

10.4. Survival. The provisions of ARTICLE IX and ARTICLE XI and Sections 7.2 and 12.4 shall survive any termination hereof pursuant to this ARTICLE X.

10.5 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect, except that Articles IX to the extent relating to pre-termination breaches, Articles X, XI and XII shall survive such termination. Termination shall not relieve any Party from liability for fraud, willful misconduct or any material breach of this Agreement occurring prior to such termination.

10.6 First Installment. If this Agreement is terminated before Closing, the Seller, the Company and the Advisor shall be responsible for causing the First Installment to be refunded to the Purchaser or otherwise credited in a manner reasonably satisfactory to the Purchaser.

ARTICLE XI
GOVERNING LAW; DISPUTE RESOLUTION

11.1. Governing Law; Jurisdiction.

(a) This Agreement and any dispute, claim or controversy arising out of or relating to this Agreement or any agreement or instrument contemplated hereby (including any dispute regarding the existence, validity, interpretation, performance, breach or termination hereof or thereof, and any claim in contract, tort or statute) shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice-of-law or conflict-of-laws provision or rule that would require the application of the laws of any other jurisdiction.

(b) The Parties irrevocably agree that any such dispute, claim or controversy shall be brought exclusively in the state or federal courts located in the State of New York, and each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect thereof.

(c) Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such proceeding in any such court, and any claim that any such proceeding has been brought in an inconvenient forum.

11.2. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.3. Specific Performance; Injunctive Relief. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms. Accordingly, each Party shall be entitled to seek specific performance of, and injunctive or other equitable relief (including a temporary restraining order or preliminary injunction) to prevent breaches or threatened breaches of, this Agreement in any court of competent jurisdiction specified in Section 11.1, in addition to any other remedy to which such Party is entitled at law or in equity, and without the requirement to post any bond or other security.

11.4. Attorneys’ Fees. The prevailing Party in any action, suit or proceeding arising out of or relating to this Agreement shall be entitled to recover from the non-prevailing Party all reasonable and documented attorneys’ fees and costs reasonably incurred by the prevailing Party in connection with such action, suit or proceeding (including any appeals), in addition to any other relief to which such prevailing Party may be entitled.

ARTICLE XII
MISCELLANEOUS

12.1. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Purchaser:	MANSIONS CATERING AND HOTEL LTD Address: 5 Norfolk Place, London, W21QN, United Kingdom Attention: Siping Xu Email: [**]
With copy to:	McCarter & English, LLP Address: 250 West 55th Street Floor 13, New York, NY 10019 Attention: Huan Lou, Esq. Email: hlou@mccarter.com Attention: David B. Manno, Esq. Email: dmanno@mccarter.com
If to Seller:	Leyong Lin (林楽勇) Address: [**] Email: [**]
If to Company:	Mirai Co., Ltd. (株式会社みらい) Address: Room 1005, Okachimachi Green Heights, 6-1-6 Ueno, Taito-ku, Tokyo, Japan Attention: Leyong Lin (林楽勇) Email: [**]

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

Any document shall be deemed to have been duly served if marked for the attention of the agent for service of process at its address or such other address in the United States as may be notified to the party wishing to serve the document and delivered in accordance with the notice provisions set forth in this Section 12.1.

12.2. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.3. Ambiguities. The parties acknowledge that each party and its counsel has materially participated in the drafting of this Agreement and consequently the rule of contract interpretation that, and ambiguities if any in, the writing be construed against the drafter, shall not apply.

12.4. Publicity. Except as required by Law or the rules and regulations of the SEC and/or the Nasdaq Stock Market and/or OTC, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

12.5. Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

12.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that (i) none of the Company or the Seller may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Purchaser, and (ii) the Purchaser may assign this Agreement, in whole or in part, to any of its Affiliates; provided, however, that no such assignment shall relieve the Purchaser of any of its obligations hereunder. Except as expressly provided in clause (ii) above, the Purchaser may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Seller.

12.7. Counterparts; Effectiveness. This Agreement may be signed by facsimile signatures and in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.8. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to the subject matter of this Agreement; provided that the Advisory Agreement shall remain a separate agreement between the parties thereto and shall not be incorporated herein except to the extent expressly referenced herein. In the event of any conflict, inconsistency or discrepancy between this Agreement and the Advisory Agreement, this Agreement shall prevail and control in all respects as between the Parties hereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder other than Indemnified Parties as set forth in Section 9.1 and 9.2 hereof, which shall be third party beneficiaries hereof.

12.9. Severability. If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

12.11. Construction. References in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” shall be to the Articles, Sections, Schedules and Exhibits of this Agreement, unless otherwise specifically provided; all Schedules to this Agreement are incorporated herein by reference; any use in this Agreement of the singular or plural, or the masculine, feminine or neuter gender, shall be deemed to include the others, unless the context otherwise requires; the words “herein”, “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word “including” when used in this Agreement shall mean “including without limitation”; and except as otherwise specified in this Agreement, all references in this Agreement (a) to any agreement, document, certificate or other written instrument shall be a reference to such agreement, document, certificate or instrument, in each case together with all exhibits, schedules, attachments and appendices thereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof; and (b) to any law, statute or regulation shall be deemed references to such law, statute or regulation as the same may be supplemented, amended, consolidated, superseded or modified from time to time.

12.12 No Third-Party Beneficiaries. Except for the indemnified parties under Article IX, this Agreement is intended solely for the benefit of the Parties and their respective successors and permitted assigns and is not intended to confer any rights or remedies on any other Person, including the Advisor.

12.13 Language. This Agreement is prepared in English. If this Agreement is translated into any other language, the English version shall control unless the Parties expressly agree otherwise in writing.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

MANSIONS CATERING AND HOTEL LTD

By:	/s/ Siping Xu
Name: Siping Xu
Title: CEO

SELLER:

Leyong Lin (林楽勇)

By:	/s/ Leyong Lin

COMPANY:

MIRAI CO., LTD. (株式会社みらい)

By:	/s/ Leyong Lin
Name: Leyong Lin (林楽勇)
Title: CEO

DISCLOSURE SCHEDULES

EXHIBIT A

Acquisition Advisory and Coordination Agreement